Exhibit Z


                                                               Execution Version


                                ESCROW AGREEMENT

This Escrow Agreement, dated as of November 7, 2008 (the "Agreement"), is entered into by and among Harbinger Capital Partners Master Fund, Ltd., an exempted company organized under the laws of the Cayman Islands ("Harbinger Master"), Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership ("Harbinger Special" and, together with Harbinger Master, "Harbinger"), and Wells Fargo Bank, National Association, as escrow agent ("Escrow Agent"). Harbinger and the Escrow Agent are referred to herein as the "Parties" and individually as a "Party."

                                    RECITALS

Harbinger, the Escrow Agent, Motient Ventures Holdings, Inc. (the "Stockholder") and Goldberg, Godles, Wiener & Wright (the "Collateral Agent") have entered into that certain Transfer and Termination Agreement, dated as of the date hereof (the "Transfer and Termination Agreement"), pursuant to which, among other things, the Stockholder transferred 7,906,737 shares of non-voting common stock, par value $0.01 per share (the "Remaining Shares") of SkyTerra Communications, Inc., a Delaware corporation (the "Company") to the Escrow Agent to hold and distribute pursuant to the terms of this Agreement.

Therefore, in consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                    ARTICLE 1
                                 ESCROW DEPOSIT

Section 1.1. Receipt of Escrow Property. The Escrow Agent acknowledges receipt of the Remaining Shares from the Stockholder pursuant to the terms of the Transfer and Termination Agreement. If prior to the final distribution of the Escrow Property (as defined below) pursuant to Section 1.3 of this Agreement the Company effects any split, combination or reclassification of its Non-Voting Common Stock or declares or pays any dividend or other distribution payable to the holders of its Non-Voting Common Stock in additional shares of Common Stock, other securities or other property other than cash dividends ("Non-Cash Distributions"), or any cash dividends ("Cash Distributions" and, together with Non-Cash Distributions, "Distributions"), then the Escrow Agent shall hold, deliver and transfer any such Distributions in accordance with the terms of this Agreement. The Remaining Shares together with any such Distributions are hereinafter referred to as the "Escrow Property."

Section 1.2. Title, Voting Rights; Distributions and Investments. Until such time as the Escrow Agent transfers and delivers the Escrow Property in accordance with Section 1.3 of this Agreement, (a) title to the Escrow Property shall remain in the Escrow Agent and the Remaining Shares and any other portion of the Escrow Property consisting of securities issued by the Company shall remain registered on the books of the Company in the name of the Escrow Agent or its nominees; and (b) the Escrow Agent shall have the right, but not the obligation, to exercise all voting rights associated with the Remaining Shares and any other portion of the Escrow Property consisting of securities issued by the Company. The Escrow Agent is authorized and directed to deposit, transfer, hold and invest the Cash Distributions and any investment income thereon as set forth in Exhibit A hereto, or as set forth in any subsequent written instruction signed by Harbinger. Any investment earnings and income on the Cash Distributions shall become part of the Escrow Property, and shall be disbursed in accordance with Section 1.3 of this Agreement.

Section 1.3. Disbursements. The Escrow Agent shall hold and dispose of the Escrow Property as provided in this Section 1.3. Upon the Escrow Agent's receipt of a written opinion from Goldberg, Godles, Wiener and Wright, special Federal Communications Commission ("FCC") counsel to Harbinger, substantially in the form attached hereto as Exhibit D, the Escrow Agent shall transfer and deliver the Escrow Property to, and request the registration of the Remaining Shares and any other portion of the Escrow Property consisting of securities issued by the Company in the name of, Harbinger Master, Harbinger Special or such of their respective nominees as they may designate. Upon the Escrow Agent's receipt of written notice from Harbinger that Harbinger has failed to receive required FCC Approval to acquire the Escrow Property or has determined that it will not seek, or has abandoned efforts to seek, required FCC approval to acquire the Escrow Property, the Escrow Agent shall engage Merrill Lynch, Pierce, Fenner & Smith Incorporated or another registered broker-dealer mutually acceptable to Harbinger and the Escrow Agent for the purpose of executing a sale of the Escrow Property (other than Cash Distributions). The Escrow Agent will then remit the proceeds of such sale, along with any Cash Distributions, to Harbinger. The
Escrow Agent shall have no further duties hereunder after the transfer and delivery of the Escrow Property in accordance with this Section 1.3.

Section 1.4. Income Tax Allocation and Reporting.

     (a) Harbinger agrees that, for tax reporting purposes, all interest and other income from investment of the Escrow Property shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by Harbinger Master for two-thirds (2/3) of the amount and by Harbinger Special for one-third (1/3) of the amount, whether or not such income was disbursed during such calendar year.

     (b) Prior to termination of this Agreement, each of Harbinger Master and Harbinger Special shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request. Harbinger understands that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Property.

     (c) To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Property, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property. Harbinger Master and Harbinger Special, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Property and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided by this Section 1.4(c) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

     Section 1.5. Termination. Upon the disbursement of all of the Escrow Property, including any interest and investment earnings thereon in accordance with Section 1.3, this Agreement shall terminate and be of no further force and effect except that the provisions of Sections 1.4(c), 3.1 and 3.2 hereof shall survive termination.

                                    ARTICLE 2
                           DUTIES OF THE ESCROW AGENT

Section 2.1. Scope of Responsibility. Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Agreement. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to Harbinger or any other person under this Agreement. The Escrow Agent will not be responsible or liable for the failure of Harbinger to perform in accordance with this Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Agreement and the Transfer and Termination Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. Other than with respect to the Transfer and Termination Agreement, references in this Agreement to any other agreement, instrument, or document are for the convenience of Harbinger, and the Escrow Agent has no duties or obligations with respect thereto. This Agreement and the Transfer and Termination Agreement set forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Agreement, the Transfer and Termination Agreement or any other agreement.

Section 2.2. Attorneys and Agents. The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

Section 2.3. Reliance. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of Harbinger or Harbinger's agents, representatives, successors, or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person's or persons' authority. Concurrent with the execution of this Agreement, Harbinger shall deliver to the Escrow Agent authorized signers' forms in the form of Exhibit B-1 and Exhibit B-2 to this Agreement.

Section 2.4. No Financial Obligation. No provision of this Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Agreement.

                                    ARTICLE 3
                     PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1. Indemnification. Harbinger Master and Harbinger Special, jointly and severally, shall indemnify, defend and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, attorneys' fees and expenses or other professional fees and expenses which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates (including without limitation any action, claim or proceeding brought against the Escrow Agent with respect to (a) the Escrow Agent exercising or failing to exercise the voting rights associated with the Remaining Shares and any other portion of the Escrow Property consisting of securities issued by the Company, and (b) the sale by the Escrow Agent of the Escrow Property to a party other than Harbinger, if any such sale occurs, pursuant to Section 1.3 of this Agreement), unless such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Escrow Agent. The provisions of this Section 3.1 shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

Section 3.2. Limitation of Liability. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (A) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (B) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3. Resignation or Removal. The Escrow Agent may resign as escrow agent with respect to the Escrow Property by furnishing written notice of its resignation to Harbinger, and Harbinger may remove the Escrow Agent as escrow agent with respect to the Escrow Property by furnishing to the Escrow Agent a written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination. Such resignation or removal, as the case may be, shall be effective 30 days after the delivery of such notice or upon the earlier appointment of a successor. Notwithstanding any such resignation or removal, the Escrow Agent shall retain title to the Escrow Property and shall have the voting rights specified in Section 1.2 of this Agreement. Promptly following any such resignation or removal, the Escrow Agent shall deliver the Escrow Property to a successor escrow agent as shall be appointed by Harbinger, as evidenced by a written notice filed with the Escrow Agent or in accordance with a court order. If Harbinger has failed to appoint a successor escrow agent prior to the expiration of 30 days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon Harbinger.

Section 3.4. Compensation. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C, which compensation shall be paid by Harbinger. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Agreement; provided, however, that in the event that the Escrow Agent renders any service not contemplated in this Agreement, or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys' fees and expenses, occasioned by any such delay, controversy, litigation or event. If any amount due to the Escrow Agent hereunder is not paid within 30 days after the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Property with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Property.

Section 3.5. Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.6. Attachment of Escrow Property; Compliance with Legal Orders. In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to Harbinger or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

                                    ARTICLE 4
                                  MISCELLANEOUS

Section 4.1. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns. No other persons shall have any rights under this Agreement. No assignment of the interest of any of the Parties shall be binding (other than in the case of Harbinger, which shall have the right to assign any or all of its rights and/or delegate its obligations to any fund affiliated with Harbinger Master or Harbinger Special), unless and until written notice of such assignment shall be delivered to the other Party and shall require the prior written consent of the other Party (such consent not to be unreasonably withheld).

Section 4.2. Escheat. Harbinger is aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to Harbinger, its legal representatives, successors and assigns, or any other party, should any or all of the Escrow Property escheat by operation of law.

Section 4.3. Notices. All notices, requests, demands, and other communications required under this Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) by overnight delivery with a reputable national overnight delivery service, or (iv) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail. Any notice given shall be deemed given upon the actual date of such delivery. If notice is given to a Party, it shall be given at the address for such Party set forth below. It shall be the responsibility of Harbinger to notify the Escrow Agent in writing of any name or address changes. In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to Harbinger to:

c/o Harbinger Capital Partners Funds
555 Madison Avenue, 16th Floor
New York, NY 10022
Attention:  Jeffrey T. Kirshner, Esq.
Facsimile:  (212) 508-3721

with a copy, which shall not constitute notice, sent at the same time and by the same means to:

Harbert Management Corporation
One Riverchase Parkway, South
Birmingham, AL  35244
Attention:  General Counsel
Facsimile:  (202) 987-5568

and

Weil, Gotshal & Manges LLP
100 Federal Street
Boston, MA  02110
Attention:  Joseph J. Basile
Facsimile:  (617) 772-8333


If to the Escrow Agent:

Wells Fargo Bank, National Association
213 Court Street, Suite 703
Middletown, CT 06457
Attention: Robert L. Reynolds, Corporate, Municipal and Escrow Services
Telephone:  (860) 704-6216
Facsimile:  (860) 704-6219

Section 4.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such state without regard to the conflicts or choice of law provisions thereof that would give rise to the application of the domestic substantive law of any other jurisdiction.

Section 4.5. Consent to Jurisdiction, Waiver of Jury Trial. The Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the Borough of Manhattan in the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any legal proceeding related thereto may be heard and determined in such courts. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that such Party may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. EACH PARTY FURTHER HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL OR EQUITABLE ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) AND ANY OBJECTION THAT SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE AFOREMENTIONED COURTS. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties hereto consents to process being served by any Party in such suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 4.3.

Section 4.6. Entire Agreement. This Agreement and the Transfer and Termination Agreement set forth the entire agreement and understanding of the Parties related to the Escrow Property.

Section 4.7. Amendment. This Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties.

Section 4.8. Waivers. The failure of any Party to this Agreement at any time or times to require performance of any provision under this Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any Party to this Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Agreement.

Section 4.9. Headings. Section headings of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Agreement.

Section 4.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.


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

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.


                                     HARBINGER CAPITAL PARTNERS MASTER
                                     FUND I, LTD.

                                     By: Harbinger Capital Partners Offshore
                                         Manager, L.L.C., as investment manager


                                     By: /s/ Charles D. Miller
                                         ---------------------------------------
                                     Name:  Charles D. Miller
                                     Title: Executive Vice President


                                     HARBINGER CAPITAL PARTNERS SPECIAL
                                     SITUATIONS FUND, L.P.

                                     By: Harbinger Capital Partners Special
                                         Situations GP, LLC, as general partner


                                     By: /s/ Charles D. Miller
                                         ---------------------------------------
                                     Name:  Charles D. Miller
                                     Title: Executive Vice President


                                     WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                     as Escrow Agent


                                     By: /s/ Robert L. Reynolds
                                         ---------------------------------------
                                     Name:  Robert L. Reynolds
                                     Title: Vice President